EXHIBIT 10(b)

CONFIDENTIALITY AND SEVERANCE AGREEMENT

BETWEEN

PEOPLES ENERGY CORPORATION

AND

JAMES M. LUEBBERS

THIS AGREEMENT, effective as of September 30, 2001, by and between Peoples Energy Corporation, an Illinois corporation and James M. Luebbers (the "Executive").

WITNESSETH

WHEREAS, the Company and Executive desire to set forth the terms and conditions of Executive's termination of employment with the Company.

NOW THEREFORE, it is hereby agreed by and between the parties as follows:

1. Definitions.

"Affiliate" shall mean any entity controlled by or under common control of PEC and other entities controlled by such subsidiaries.

"Agreement" shall mean this Confidentiality and Severance Agreement.

"Base Compensation" shall mean $233,300.

"Benefit Service" shall mean the Benefit Service as defined in the PEC Retirement Plan.

"Board" shall mean the Board of Directors of Peoples Energy Corporation.

"Code" shall mean the United States Internal Revenue Code of 1986, as amended, or any successor thereto.

"Company" shall mean Peoples Energy Corporation and include any Affiliate and successor or successors to Peoples Energy Corporation.

"Confidential Information" shall have the meaning set forth in Paragraph 9 of this Agreement.

"Confidentiality and Employment Agreement" shall mean that certain Confidentiality and Employment Agreement between Peoples Energy Corporation and Executive, dated September 30, 2001.

"Effective Date" shall mean September 30, 2001.

"Non-Vested Restricted Stock" shall mean Restricted Stock previously granted to the Executive under the PEC LTIC that will not be vested until after October, 2001.

"PEC" shall mean Peoples Energy Corporation, an Illinois corporation.

"PEC LTIC" shall mean the Peoples Energy Corporation Long Term Incentive Compensation Plan as in effect on the Effective Date, as amended from time to time.

"PEC Retirement Plan" shall mean the Peoples Energy Corporation Retirement Plan as in effect on the Effective Date, as amended from time to time.

"PEC SRB" shall mean the Peoples Energy Corporation Supplemental Retirement Benefit Plan as in effect on the Effective Date, as amended from time to time.

"PEC STIC" shall mean the Peoples Energy Corporation Short Term Incentive Compensation Plan as in effect on the Effective Date, as amended from time to time.

"Pensionable Earnings" shall mean the compensation that can be used to calculate a pension benefit under the PEC Retirement Plan and the PEC SRB.

"Plan Year" shall mean the Plan Year as defined under the PEC STIC.

"Present Value Amount" shall mean the amount calculated as of March 31, 2002 by using as a mortality basis the mortality basis used by the PEC Retirement Plan for determining lump sum benefits, and by using as a discount rate, the discount rate utilized under the Retirement Plan for determining lump sum benefits based on the average of the yield on Thirty (30) year United States Treasury Bonds for the month of September, 2001 or January, 2002, whichever is lower.

"QSERP" shall mean provisions that amend the PEC Retirement Plan whereby some or all of the executive pension benefits that would otherwise be paid out of the PEC SRB due to the payment limitations of the Code are paid out of the PEC Retirement Plan.

"Resignation Date" shall mean March 31, 2002.

"STIC Compensation" shall mean an amount equal to the amount awarded to the Executive under the PEC STIC for the Plan Year ended September 30, 2001.

2. Employment.

a. Executive shall resign his position as Vice President, Chief Financial Officer and Controller, and as a director of each Affiliate, effective as of the close of business on September 30, 2001.

b. Executive shall continue employment with the Company subsequent to the Effective Date as an appointed officer until the Resignation Date, pursuant to the Confidentiality and Employment Agreement.

3. Severance Benefit.

a. The Company shall pay to the Executive on the dates set forth below (if the Executive has died before receiving all payments to which he has become entitled hereunder, to the beneficiary of the estate of the Executive as described in paragraph 8) severance pay as described and on the dates set forth below: (1) a lump sum cash amount equal to two (2) years of the Executive's Base Compensation to be paid on or before September 30, 2001; (2) a lump sum cash amount equal to two (2) years of the Executive's STIC Compensation to be paid on or before December 15, 2001; and (3) the amount equal to the Present Value Amount of the benefits accrued by the Executive under the PEC Retriement Plan and PEC SRB, Part A and Part B on the Resignation Date, determined as if (x) the Executive had received credit for an additional two (2) years of Benefit Service and (y) the Executive's average 12-month compensation for the 60 highest consecutive months of Benefit Service utilized for determining a pension benefit is calculated as set forth in paragraph 3.b, less (z) the lump sum benefit accrued by the Executive under the PEC Retirement Plan and the PEC SRB, Part A and Part B on the Resignation Date to be paid on April 1, 2001.

b. The Executive's 12-month average compensation for the 60 highest consecutive months of Benefit Service for the purpose of clause (y) of paragraph 3.a above shall be determined by assuming 30 months of the Executive's Pensionable Earnings are at the annual rate of the Executive's actual Pensionable Earnings during the 12-month period ended 9/30/01 and 30 months of the Executive's Pensionable Earnings are the Executive's actual Pensionable Earnings during the 30 month period ended 9/30/01.

4. Tax Withholding.

The Company may withhold from any payments made under this Agreement all federal, state or other taxes, including excise taxes as shall be required pursuant to any law or governmental regulation or ruling.

5. Waiver and Releases.

a. In consideration of the covenants under this Agreement, including, but not limited to, paragraph 3 and the covenants under the Confidentiality and Employment Agreement, except with respect to Executive's rights under the Illinois Workers' Compensation Act, the Executive hereby waives, releases and forever discharges PEC (including its current and former Affiliated companies, and their current and former officers, directors, employees and agents) from all claims which he may have against PEC (including its current and former Affiliated companies, and their current and former officers, directors, employees and agents of the Company and the Company's benefit plans and fiduciaries thereof) arising out of or related to his employment with the Company or termination of such employment, including, but not limited to claims under the Americans With Disabilities Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Illinois Human Rights Act, the Employee Retirement Income Security Act, or any other federal, state or local statute, regulation, ordinance, or doctrine of common law.

b. In consideration of the covenants under this Agreement, including, but not limited to, paragraph 3 and the covenants under the Confidentiality and Employment Agreement, as a condition precedent to receiving any payments under this Agreement, the Executive agrees to execute on the Effective Date, a release in the form of Exhibit A attached hereto and by this reference made a part hereof.

6. Entire Understanding.

This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter hereof and supersedes any prior confidentiality and severance agreement between the Company and the Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of any kind elsewhere provided and not expressly provided for in this Agreement.

7. Severability.

If, for any reason, any one or more of the provisions or part of a provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law continue in full force and effect.

8. No attachment.

Except as required by law and as expressly provided in this paragraph 8, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect. Notwithstanding the preceding sentence, the Executive may, by giving notice to the Company during the Executive's lifetime, designate a beneficiary or beneficiaries to whom the severance benefits described in paragraph 3 shall be transferred in the event of the Executive's death. Any such designation may be revoked or changed by the Executive at any time and from time to time by similar notice. If there is no such designated beneficiary living upon the death of the Executive or if all such designated beneficiaries die prior to the receipt by the Executive of the referenced severance benefits, such severance benefits shall be transferred to the Executive's surviving spouse or, if none, then such severance benefits will be transferred to the estate or personal representative of the Executive. If the Company, after reasonable inquiry, is unable to determine within twelve months after the Executive's death whether any designated beneficiary of the Executive did in fact survive the Executive, such beneficiary shall be conclusively presumed to have died prior to the Executive's death.

9. Confidential Information.

a. Executive understands and acknowledges that, by virtue of his position with the Company, he has had access to confidential information belonging to the Company and/or its Affiliates, the disclosure or use of which may damage the Company or the Affiliates. "Confidential Information" includes, but is not limited to, information regarding the Company and its Affiliates' hydrocarbon interests and prospects, computer programs; unpatented inventions, discoveries or improvements; marketing, manufacturing, or organizational research and development, or business plans; sales forecasts; personnel information, including with respect to the employees of the Company and its Affiliates, their competence, abilities, and compensation; pricing and financial information; current and prospective customer lists and information on customers or their employees; information concerning any planned or pending acquisition or divestiture, regardless of whether such planned or pending acquisition or divesture is effectuated or was planned on or prior to the date of this Agreement; and information concerning purchases of major equipment or property. "Confidential Information" does not include information which is in or hereafter enters the public domain through no fault of Executive, or is obtained by Executive from a third party having the legal right to use and disclose the same. Executive agrees that all Confidential Information is and shall remain the sole property of the Company and its Affiliates, and he agrees to maintain the Confidential Information in strict confidence for a period of two (2) years after his employment.

b. This Paragraph 9 shall not prevent Executive from using general skills and experience developed in positions with the Company, or from accepting a position of employment with another company, firm, or other organization, provided that such position does not require the divulgence or use of the Confidential Information.

c. Executive acknowledges that his failure to comply with the terms of this Paragraph 9 will cause irreparable damage to the Company and/or its Affiliates. Therefore, he agrees that, in addition to any other remedies at law or in equity available to the Company or the Affiliates for his breach or threatened breach of this Paragraph 9, the Company or any of its Affiliates are entitled to injunctive relief against him to prevent such damage or breach. If any restriction in this Paragraph 9 is found to be too broad to permit enforcement to its full extent, such restriction shall be enforced to the maximum extent permitted by law, and Executive agrees that such restriction may be judicially modified to permit such maximum enforcement.

10. Outplacement Services.

Unless the company offers outplacement services to the Executive, the Company shall reimburse the Executive for the costs of outplacement services incurred by the Executive up to a maximum amount of $20,000.

11. Binding Agreement.

This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and the Company and their respective permitted successors and assigns.

12. Modification and Waiver.

This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement except by written instrument signed by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

13. Headings of No Effect.

The paragraph headings contained in this Agreement are included solely for convenience of reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

14. Governing Law.

This Agreement and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of Illinois without giving effect to the choice of law provisions in effect in such State.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed, and the Executive has signed this Agreement, all effective as of the Effective Date.

By: /s/ James M. Luebbers___________

PEOPLES ENERGY CORPORATION

By: /s/ Thomas M. Patrick_____________

Thomas M. Patrick

EXHIBIT A

TO CONFIDENTIALITY AND SEVERANCE AGREEMENT

BETWEEN PEOPLES ENERGY CORPORATION AND

EXECUTIVE

RELEASE AGREEMENT

This Release Agreement is entered into on this 28__ day of September___, between _James M. Luebbers________, _________("Executive") and Peoples Energy Corporation ("Company") on behalf of Peoples Energy Corporation and any Affiliate and successor or successors to Peoples Energy Corporation.

1. In consideration of the benefits to be paid and provided to the Executive under that certain Confidentiality and Severance Agreement between Peoples Energy Corporation ("PEC") and the Executive, dated as of September 30, 2001 ("Confidentiality and Severance Agreement") and that certain Confidentiality and Employment Agreement between Peoples Energy Corporation and Executive dated September 30, 2001 ("Employment Agreement"), except with respect to Executive's rights under the Illinois Workers' Compensation Act, Executive waives, releases and forever discharges PEC (including its current and former Affiliated companies, and their current and former officers, directors, employees and agents) from all claims which he may have against PEC (including its current and former Affiliated companies, and their current and former officers, directors, employees and agents of the Company and the Company's benefit plans and fiduciaries thereof) arising out of or related to his employment with the Company or termination of such employment, including, but not limited to claims under the Americans With Disabilities Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Illinois Human Rights Act, the Employee Retirement Income Security Act, or any other federal, state or local statute, regulation, ordinance, or doctrine of common law.

2. The Executive acknowledges that, prior to his execution of this Release Agreement, he was encouraged to review it with counsel or anyone else of his choosing. Executive states that he understands its meaning and that he knowingly, freely and voluntarily executes it.

3. The Executive agrees that any changes made to the Confidentiality and Severance Agreement, the Employment Agreement and to this Release Agreement, whether or not material, will not extend the twenty-one day period for accepting the offer in the Confidentiality and Severance Agreement, the Employment Agreement and this Release Agreement.

The Company encourages the Executive to consult with an attorney regarding this Release Agreement. Therefore, the offer contained in the Confidentiality and Severance Agreement, the Employment Agreement and in this Release Agreement will remain open for 21 days after the date each was first presented to the Executive. If after review, the Executive wishes to accept, he should sign the documents and return them to the Secretary of Peoples Energy Corporation. This Release Agreement will not become effective until seven days thereafter, and if the Executive changes his mind within that period, he may revoke this Release Agreement by notifying the Secretary of Peoples Energy Corporation. The Executive understands and agrees that no benefits will be paid or provided to the Executive under the Confidentiality and Severance Agreement and the Employment Agreement prior to both (1) the receipt by the

Secretary of Peoples Energy Corporation of this Release Agreement executed by the Executive and (2) the expiration of the seven (7)-day revocation period.

PEOPLES ENERGY CORPORATION:
By:	_______________________________________	________________________
Date

By:	_______________________________________	________________________
Date